EXHIBIT 99.1

Cleco Corporation reports 2015 third quarter operational earnings of $0.92 per diluted share

PINEVILLE, La., Oct. 28, 2015 - Cleco Corporation (NYSE: CNL) reported 2015 third quarter earnings of $54.7 million, or $0.90 per diluted share, down from $70.8 million, or $1.17 per diluted share recorded in the third quarter of 2014. Operational earnings, excluding special items, of $55.8 million, or $0.92 per diluted share, were down from $71.2 million, or $1.17 per diluted share recorded in the third quarter of 2014.

“Despite warmer weather in the third quarter, earnings year over year were much lower due to the loss of a wholesale customer late last year and the effect of a 2014 third quarter multi-year tax settlement,” said Bruce Williamson, chairman, president and CEO of Cleco Corporation. “We continue to work through the Louisiana Public Service Commission’s approval process with our new owner group to make Cleco’s transaction even stronger for all stakeholders and to support Cleco’s future outlook. We expect to close the transaction in the first quarter of 2016.”

Earnings Outlook
Cleco today confirmed that it is maintaining 2015 consolidated operational earnings guidance range of $2.28 to $2.38 per diluted share.

The 2015 earnings guidance is based on normal weather, reflects the formula rate plan extension, which began on July 1, 2014, and excludes adjustments related to life insurance policies and merger transaction costs. The effective tax rate assumed in the 2015 guidance is approximately 36 percent.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	For the three months ended Sept. 30		For the nine months ended Sept. 30
Subsidiary	2015	2014	2015	2014
Cleco Power LLC	$0.95	$1.08	$1.96	$2.04
Corporate and Other	(0.03)	0.09	(0.04)	0.14
Operational diluted earnings per share (Non-GAAP)	0.92	1.17	1.92	2.18	[1]
Adjustments[2]	(0.02)	—	(0.08)	0.02
Diluted earnings per share applicable to common stock	$0.90	$1.17	$1.84	$2.20

GAAP refers to United States generally accepted accounting principles.

1 Amount adjusted from the previously reported amount of $2.16 per diluted share to exclude $0.02 per diluted share of merger transaction costs
2 Refer to “Operational Earnings Adjustments” in this news release

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Cleco Corporation

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation:

$1.17	2014 third-quarter operational diluted earnings per share

0.05	Non-fuel revenue
0.01	Rate refund accrual
(0.10)	Other expenses
(0.04)	Interest charges
(0.05)	Income taxes
$(0.13)	Cleco Power results quarter-over-quarter

(0.12)	Corporate and Other results quarter-over-quarter

$0.92	2015 third-quarter operational diluted earnings per share

(0.02)	Adjustments[1]

$0.90	2015 third-quarter reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue increased earnings by $0.05 per share compared to the third quarter of 2014 primarily due to $0.09 per share related to warmer summer weather, $0.06 per share related to Cleco Power’s formula rate plan, and $0.01 per share of higher transmission and distribution revenue. These amounts were partially offset by $0.11 per share of lower sales to wholesale customers.

•	Rate refund increased earnings by $0.01 per share compared to the third quarter of 2014 primarily due to lower site-specific generated refunds.

•
Other expenses decreased earnings by $0.10 per share compared to the third quarter of 2014 primarily related to $0.06 per share related to the absence of favorable settlements with taxing authorities, $0.03 per share of higher pension expense, and $0.01 per share of higher depreciation and amortization expense.

•	Interest charges decreased earnings by $0.04 per share compared to the third quarter of 2014 primarily related to the absence of favorable settlements with taxing authorities.

•
Income taxes decreased earnings by $0.05 per share compared to the third quarter of 2014 primarily due to $0.04 per share for the flowthrough of state tax benefits and $0.02 per share due to the absence of favorable settlements with taxing authorities. These amounts were partially offset by $0.01 per share for the adjustment to record tax expense at the projected annual effective tax rate.

Corporate and Other

•	Interest charges decreased earnings by $0.02 per share compared to the third quarter of 2014 primarily related to the absence of favorable settlements with taxing authorities.

•
Income taxes decreased earnings by $0.10 per share compared to the third quarter of 2014 primarily related to $0.08 per share for the absence of favorable settlements with taxing authorities, $0.02 per share for tax credits, and $0.02 per share for adjustments for tax returns as filed. These decreases were partially offset by $0.02 per share for the adjustment to record tax expense at the consolidated projected annual effective tax rate.

For a discussion of other transactions affecting Cleco Power and Corporate and Other results, please refer to “Operational Earnings Adjustments” below.

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Cleco Corporation

Year-Over-Year Operational Diluted Earnings Per Share Reconciliation:

$2.18	Nine months ended Sept. 30, 2014, operational diluted earnings per share

(0.14)	Non-fuel revenue
0.20	Rate refund
0.01	Other expenses
(0.02)	Interest charges
(0.04)	AFUDC (allowance for funds used during construction)
(0.09)	Income taxes
$(0.08)	Cleco Power results year-over-year

(0.18)	Corporate and Other results year-over-year

$1.92	Nine months ended Sept. 30, 2015, operational diluted earnings per share

(0.08)	Adjustments[1]

$1.84	Nine months ended Sept. 30, 2015, reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue decreased earnings by $0.14 per share compared to the first nine months of 2014 primarily due to $0.25 per share related to lower sales to wholesale customers and $0.04 per share related to adjustments to Cleco Power’s formula rate plan. These amounts were partially offset by $0.10 per share related to warmer summer weather and $0.05 per share of higher transmission and distribution revenue.

•
Rate refund increased earnings by $0.20 per share compared to the first nine months of 2014 primarily due to $0.22 per share related to the absence of provisions for refunds as a result of the formula rate plan extension approved in June 2014 and $0.02 per share related to lower site-specific generated refunds. These amounts were partially offset by $0.03 per share related to provisions for a transmission refund and $0.01 per share for energy efficiency programs.

•
Other expenses increased earnings by $0.01 per share compared to the first nine months of 2014 primarily due to $0.17 per share of lower maintenance expense largely from lower planned generating station outages, $0.03 per share of lower depreciation and amortization expense, and $0.01 per share of lower miscellaneous expenses. These amounts were partially offset by $0.09 per share of higher pension expense, $0.06 per share related to the absence of favorable settlements with taxing authorities, and $0.05 per share of higher non-recoverable fuel expenses primarily related to higher MISO transmission expenses and administrative fees.

•
Interest charges decreased earnings by $0.02 per share compared to the first nine months of 2014 primarily due to $0.05 per share related to the absence of favorable settlements with taxing authorities. This amount was partially offset by $0.02 per share related to the absence of a customer surcredit and $0.01 per share related to the retirement of long-term debt.

•	AFUDC decreased earnings by $0.04 per share compared to the first nine months of 2014 primarily due to lower costs related to the completion of the Mercury and Air Toxics Standards project.

•
Income taxes decreased earnings by $0.09 per share compared to the first nine months of 2014 primarily due to $0.04 per share due to the absence of favorable settlements with taxing authorities, $0.03 per share for the flowthrough of state tax benefits, $0.01 per share due to adjustments for permanent tax differences, and $0.01 per share for the adjustment to record tax expense at the projected annual effective tax rate.

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Cleco Corporation

Corporate and Other

•	Revenue decreased earnings by $0.06 per share compared to the first nine months of 2014 primarily due to the transfer of Coughlin to Cleco Power.

•
Other expenses increased earnings by $0.04 per share compared to the first nine months of 2014 due to $0.03 per share of lower operations and maintenance expense and $0.01 per share of lower depreciation expense, both primarily related to the transfer of Coughlin to Cleco Power.

•	Interest charges decreased earnings by $0.02 per share compared to the first nine months of 2014 primarily due to the absence of favorable settlements with taxing authorities.

•
Income taxes decreased earnings by $0.14 per share compared to the first nine months of 2014 primarily due to $0.12 per share due to the absence of favorable settlements with taxing authorities, $0.02 per share for tax credits, $0.02 per share for adjustments for tax returns as filed, and $0.01 per share due to adjustments for permanent tax differences. These decreases were partially offset by $0.03 per share for the adjustment to record tax expense at the consolidated projected annual effective tax rate.

For a discussion of other transactions affecting Cleco Power and Corporate and Other results, please refer to “Operational Earnings Adjustments” below.

Operational Earnings Adjustments:

Cleco’s management uses operational diluted earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational earnings and operational diluted earnings as presented here may not be comparable to similarly titled measures used by other companies. Operational earnings and operational diluted earnings per share should not be considered alternatives to, or more meaningful than, net income, cash flows from operating activities, or any other measure presented in accordance with GAAP. The following table provides a reconciliation of operational diluted earnings per share to reported GAAP diluted earnings per share.

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	For the three months ended Sept. 30		For the nine months ended Sept. 30
	2015	2014	2015	2014
Operational diluted earnings per share	$0.92	$1.17	$1.92	$2.18	[1]
Life insurance policies	(0.02)	—	(0.02)	0.03
Tax levelization	0.02	—	—	—
Acadia Unit 2 indemnifications	—	—	—	0.01
Merger transaction costs	(0.02)	—	(0.06)	(0.02)
Reported GAAP diluted earnings per share applicable to common stock	$0.90	$1.17	$1.84	$2.20

1 Amount adjusted from the previously reported amount of $2.16 per diluted share to exclude $0.02 per diluted share of merger transaction costs

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component that is carried as an asset and adjusted due to market changes, premium payments, or policy redemptions. Cleco is unable to predict market changes, cash surrender value amounts, or the timing of death benefits related to these policies, and management does not consider these items to be a component of operational earnings. The resulting adjustments for these items decreased earnings by $0.02 per share for both the quarter and nine months ended Sept. 30, 2015. For the quarter ended Sept. 30, 2014, the resulting adjustments for these items

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Cleco Corporation

had no impact on earnings. For the nine months ended Sept. 30, 2014, the resulting adjustments for these items increased earnings by $0.03 per share.

Tax Levelization

GAAP requires companies to apply an effective tax rate to interim periods that is consistent with the company’s estimated annual effective tax rate. As a result, on a quarterly basis, Cleco projects the annual effective tax rate and then adjusts the tax expense recorded in that quarter to reflect the projected annual effective tax rate. For the quarter ended Sept. 30, 2015, Cleco recorded a $0.02 per share benefit from the levelization of its annual tax rate to bring the actual tax rate in line with the projected annual effective tax rate. This adjustment had no impact to earnings for the quarter ended Sept. 30, 2014. The incremental adjustment for tax levelization is not related to the current quarter's operational earnings because it reflects the effect of the change in tax rates on operational earnings for the prior quarter.

Acadia Unit 2 Indemnifications

Acadia Power Partners, LLC provided limited guarantees and indemnifications to Entergy Louisiana when it acquired Acadia Unit 2 in April 2011. The indemnification liability was reduced either through expiration of the contractual life or through changes in the probability of a claim arising. During the quarter and nine months ended Sept. 30, 2015, and the quarter ended Sept. 30, 2014, the contractual expiration of the underlying indemnification had no impact on earnings. The resulting adjustment for this item for the nine months ended Sept. 30, 2014, increased earnings by $0.01 per share.

Merger Transaction Costs

On Oct. 20, 2014, Cleco Corporation announced that it had entered into an agreement to be acquired by a North American investor group led by Macquarie Infrastructure and Real Assets and by British Columbia Investment Management Corporation. Louisiana Public Service Commission approval of the transaction is pending. For the quarter ended Sept. 30, 2015, merger transaction costs decreased earnings by $0.02 per share. For the quarter ended Sept. 30, 2014, merger transaction costs had no impact on earnings. For the nine months ended Sept. 30, 2015 and 2014, merger transaction costs decreased earnings by $0.06 per share and $0.02 per share, respectively. Because these are one-time expenses, management does not consider these items to be a component of operational earnings.

Cleco management will discuss the Company’s third-quarter 2015 results during a conference call scheduled for 8:00 a.m. Central time (9:00 a.m. Eastern time) Thursday, Oct. 29, 2015. The call will be webcast live on the internet. A replay will be available for 12 months. Investors may access the webcast through the Company’s website at www.cleco.com by selecting “Investors” and then “Q3 2015 Cleco Corporation Earnings Conference Call.”

Please note: Statements in this press release include “forward-looking statements” about future events, circumstances and results within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including, without limitation, statements containing the words “may,” “might,” “will,” “should,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future”, “potential,” “intend,” “seek to,” “plan,” “assume,” “believe,” “target,” “forecast,” “goal,” “objective,” “continue” or the negative of such terms or other variations thereof and similar expressions, are statements that could be deemed forward-looking statements. These statements are based on the current expectations of Cleco’s management.

Although Cleco believes that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties that could cause the actual results and events in future periods to differ materially from Cleco’s expectations and those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. Risks, uncertainties and other factors include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; or could otherwise cause the failure of the merger to close; (ii) the failure to obtain Louisiana Public Service Commission approval required for the merger, or required Louisiana Public Service Commission approval delaying the merger or causing the parties to abandon the merger; (iii) the failure to obtain any financing necessary to complete the merger; (iv) risks related to disruption of management’s attention from Cleco’s ongoing business operations due to the transaction; (v) the outcome of any legal proceedings, regulatory proceedings or

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Cleco Corporation

enforcement matters that may be instituted against Cleco and others relating to the merger agreement; (vi) the risk that the pendency of the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the merger; (vii) the fact that actual or expected credit ratings of Cleco or any of its affiliates, or otherwise relating to the merger, may be different from what the parties expect; (viii) the effect of the announcement of the merger on Cleco’s relationships with its customers, operating results and business generally; (ix) the amount of the costs, fees, expenses and charges related to the merger; (x) the receipt of an unsolicited offer from another party to acquire assets or capital stock of Cleco that could interfere with the merger; (xi) future regulatory or legislative actions that could adversely affect Cleco; and (xii) other economic, business and/or competitive factors. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Cleco. Therefore, forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on any forward-looking statements.

Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in Cleco’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014, which was filed with the Securities and Exchange Commission on Feb. 27, 2015, under the headings Part I, Item 1A, “Risk Factors,” Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in subsequently filed Forms 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to Cleco or persons acting on its behalf are expressly qualified in their entirety by the factors identified above. The forward-looking statements represent Cleco’s views as of the date on which such statements were made and Cleco undertakes no obligation to update any forward-looking statements, whether as a result of changes in actual results, change in assumptions, or other factors affecting such statements.

Cleco Corporation is a public utility holding company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which is engaged principally in the generation, transmission, distribution, and sale of electricity, primarily in Louisiana. Cleco Power owns 10 generating units with a total nameplate capacity of 3,333 megawatts. Cleco Power serves approximately 286,000 customers in Louisiana through its retail business, and it supplies wholesale power in Louisiana and Mississippi. On Oct. 20, 2014, Cleco Corporation announced that it had entered into an agreement to be acquired by a North American investor group led by Macquarie Infrastructure and Real Assets and by British Columbia Investment Management Corporation. Louisiana Public Service Commission approval of the transaction is pending. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Tom Miller
tom.miller@cleco.com
(318) 484-7642

Media Contact:
Robbyn Cooper
robbyn.cooper@cleco.com
(318) 484-7136

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Cleco Corporation

	For the three months ended Sept. 30
(Unaudited)	(million kWh)			(thousands)
	2015	2014	Change	2015	2014	Change
Electric Sales
Residential	1,238	1,156	7.1%	$102,210	$90,636	12.8%
Commercial	820	782	4.9%	52,410	47,768	9.7%
Industrial	507	600	(15.5)%	22,300	21,912	1.8%
Other retail	35	34	2.9%	2,800	2,553	9.7%
Surcharge	—	—	—%	5,819	5,349	8.8%
Total retail	2,600	2,572	1.1%	185,539	168,218	10.3%
Sales for resale	1,032	1,179	(12.5)%	15,629	23,929	(34.7)%
Unbilled	(52)	116	(144.8)%	(2,879)	2,049	(240.5)%
Total retail and wholesale customer sales	3,580	3,867	(7.4)%	$198,289	$194,196	2.1%

	For the nine months ended Sept. 30
(Unaudited)	(million kWh)			(thousands)
	2015	2014	Change	2015	2014	Change
Electric Sales
Residential	3,026	2,970	1.9%	$235,627	$231,534	1.8%
Commercial	2,117	2,041	3.7%	144,267	142,630	1.1%
Industrial	1,428	1,692	(15.6)%	62,466	64,842	(3.7)%
Other retail	102	99	3.0%	7,949	7,777	2.2%
Surcharge	—	—	—	16,380	10,629	54.1%
Total retail	6,673	6,802	(1.9)%	466,689	457,412	2.0%
Sales for resale	2,620	2,422	8.2%	48,488	59,197	(18.1)%
Unbilled	20	369	(94.6)%	1,987	18,999	(89.5)%
Total retail and wholesale customer sales	9,313	9,593	(2.9)%	$517,164	$535,608	(3.4)%

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended Sept. 30	2015	2014
Operating revenue
Electric operations	$325,994	$352,763
Other operations	19,937	19,497
Gross operating revenue	345,931	372,260
Electric customer credits	(463)	(874)
Operating revenue, net	345,468	371,386
Operating expenses
Fuel used for electric generation	105,052	104,463
Power purchased for utility customers	31,544	63,024
Other operations	33,021	29,851
Maintenance	20,183	20,558
Depreciation	39,120	37,834
Taxes other than income taxes	13,145	7,273
Merger transaction costs	831	1,141
Total operating expenses	242,896	264,144
Operating income	102,572	107,242
Interest income	346	416
Allowance for equity funds used during construction	660	631
Other income	162	848
Other expense	(2,723)	(685)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	18,781	13,375
Allowance for borrowed funds used during construction	(188)	(200)
Total interest charges	18,593	13,175
Income before income taxes	82,424	95,277
Federal and state income tax expense	27,761	24,442
Net income applicable to common stock	$54,663	$70,835

Basic average number of common shares outstanding	60,481,584	60,372,569
Diluted average number of common shares outstanding	60,793,391	60,689,596
Basic earnings per average common share	$0.90	$1.17
Diluted earnings per average common share	$0.90	$1.17
Dividends declared per share of common stock	$0.40	$0.40

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the nine months ended Sept. 30	2015	2014
Operating revenue
Electric operations	$880,169	$939,519
Other operations	53,472	48,878
Gross operating revenue	933,641	988,397
Electric customer credits	(3,642)	(23,555)
Operating revenue, net	929,999	964,842
Operating expenses
Fuel used for electric generation	277,187	220,206
Power purchased for utility customers	109,758	197,141
Other operations	93,018	85,568
Maintenance	60,700	79,173
Depreciation	112,866	117,145
Taxes other than income taxes	38,734	32,946
Merger transaction costs	2,561	1,506
Gain on sale of assets	—	(145)
Total operating expenses	694,824	733,540
Operating income	235,175	231,302
Interest income	734	1,369
Allowance for equity funds used during construction	2,197	4,291
Other income	1,279	4,314
Other expense	(3,494)	(1,727)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	59,264	54,767
Allowance for borrowed funds used during construction	(640)	(1,259)
Total interest charges	58,624	53,508
Income before income taxes	177,267	186,041
Federal and state income tax expense	65,448	52,649
Net income applicable to common stock	$111,819	$133,392

Basic average number of common shares outstanding	60,474,228	60,410,122
Diluted average number of common shares outstanding	60,759,939	60,711,543
Basic earnings per average common share	$1.85	$2.21
Diluted earnings per average common share	$1.84	$2.20
Dividends declared per share of common stock	$1.20	$1.1625

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CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At Sept. 30, 2015	At Dec. 31, 2014
Assets
Current assets
Cash and cash equivalents	$17,329	$44,423
Accounts receivable, net	82,767	69,598
Other current assets	339,171	386,583
Total current assets	439,267	500,604
Property, plant and equipment, net	3,181,068	3,165,458
Equity investment in investees	16,380	14,540
Prepayments, deferred charges and other	668,634	698,471
Total assets	$4,305,349	$4,379,073
Liabilities
Current liabilities
Long-term debt due within one year	$19,382	$18,272
Accounts payable	85,198	127,268
Other current liabilities	136,210	92,230
Total current liabilities	240,790	237,770
Long-term liabilities and deferred credits	1,185,592	1,164,380
Long-term debt, net	1,207,217	1,349,653
Total liabilities	2,633,599	2,751,803
Shareholders’ equity
Common shareholders’ equity	1,702,405	1,659,935
Accumulated other comprehensive loss	(30,655)	(32,665)
Total shareholders’ equity	1,671,750	1,627,270
Total liabilities and shareholders’ equity	$4,305,349	$4,379,073

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